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                      November 5, 2020

       Ziv Leitman
       Chief Financial Officer
       Allot Ltd.
       22 Hanagar Street
       Neve Ne   eman Industrial Zone B
       Hod-Hasharon 45240
       Israel

                                                        Re: Allot Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 26,
2020
                                                            File No. 001-33129

       Dear Mr. Leitman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology